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                                                                    EXHIBIT 99.2

                                  NEWS RELEASE

                   RANGE ANNOUNCES REDEMPTION OF 8-3/4% NOTES

FORT WORTH, TEXAS, JULY 21, 2003 - RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it had elected to redeem all of its outstanding 8-3/4% Senior Subordinated Notes due 2007 on August 20, 2003. The notes are being called at 102.9167% of principal amount, plus accrued interest. Interest on the notes ceases to accrue on the redemption date. The aggregate redemption price, including the premium, will be approximately $70.8 million. The redemption was financed by the issuance of $100 million of 7-3/8% Senior Subordinated Notes due 2013, which closed today.

John H. Pinkerton, Range's President, stated, "We are pleased with the results of this redemption, which will effectively extend the maturity of our senior subordinated notes by six years, reduce ongoing interest expense and enhance our flexibility to further simplify our capital structure. With our stronger balance sheet and excess cash flow, we are better positioned to continue to execute our growth plan."

Except for historical information, statements made in this release are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by reference.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.


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                                                                         2003-17
Contact:    Rodney Waller, Senior Vice President
            Karen Giles
            (817) 870-2601
            www.rangeresources.com



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